Exhibit 99.1

Toppoint Holdings Inc. Reports First Quarter 2026 Financial Results

Revenue Grows 8% Year-Over-Year to $4.1 Million; Import and Metal Verticals Deliver Strong Double-Digit Growth

NORTH WALES, PA, May 13, 2026 (GLOBE NEWSWIRE) -- Toppoint Holdings Inc. (NYSE American: TOPP), a truckload services and solutions provider focused on the recycling export supply chain, today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

●	Revenue of $4.1 million, an increase of 8% compared to $3.8 million in Q1 2025

●	Import revenue surged 61.8% year-over-year to $1.4 million

●	Metal vertical revenue grew 164.8% year-over-year to $565,647

●	Net cash used in operating activities improved by approximately $93,650 versus the prior-year quarter

●	Total assets of $10.3 million as of March 31, 2026

●	Expanded geographic footprint into Houston, TX, and continued growth across Florida and Maryland markets

“The first quarter of 2026 demonstrated the continued strength of our diversification strategy. Our import and metal verticals delivered exceptional growth, and we are seeing the benefits of our fleet investments in improved operational efficiency. While the broader recycling export market presented headwinds in certain commodities, our ability to expand into new service lines and geographies positions us well for the remainder of 2026.”

— Hok C. Chan, Chief Executive Officer, Toppoint Holdings Inc.

Revenue

Revenue for the three months ended March 31, 2026 totaled $4,106,943, representing an 8% increase compared to $3,811,610 in the prior-year period. Growth was driven primarily by the Company’s expanding import operations and strong momentum in scrap metal transportation.

Import revenue reached $1,409,083, a 61.8% increase from $870,714, fueled by new customer acquisition, versatile equipment capable of handling both import and export containers in a single deployment, and customers’ accelerated inbound shipments ahead of new tariffs.

Metal revenue increased  164.8% to $565,647, reflecting strong growth in scrap metal export volumes driven by full domestic aluminum mills and increasing demand for non-ferrous metals in international markets.

Waste paper remained the largest single revenue contributor at $2,065,017, though it declined 20.2% from the prior year as domestic containerboard recycling capacity reduced outbound volumes. Log and plastic verticals also experienced volume reductions, primarily attributable to regulatory, tariff, and shipping cost headwinds.

Financial Results

Total costs and expenses for Q1 2026 were $4,821,012, a 14% increase from $4,218,727 in Q1 2025, reflecting the Company’s expanded operational activity and market service expansion. As a result, Toppoint reported a loss from operations of $714,069, compared to $407,117 in the year-ago period.

Other income, net for the quarter was $60,337, a significant improvement from a net expense of $27,698 in Q1 2025, driven by $87,500 in interest income and a reduction in interest expense to $27,163 from $100,031 in the prior-year quarter.

Net loss for the first quarter of 2026 was $653,732, or $(0.03) per diluted share, on a weighted-average share count of 19,700,000 shares.

Liquidity and Capital Resources

As of March 31, 2026, Toppoint had cash of $836,167 and total assets of $10,253,729. Total shareholders’ equity was $7,967,826. The Company holds $5.0 million in loan receivables expected to support liquidity as collections are realized. During the quarter, the Company recovered a $500,000 deposit on property and equipment, contributing to investing cash inflows.

Net cash used in operating activities improved to $790,793 for Q1 2026 from $884,443 in Q1 2025, reflecting lower working capital outflows and the absence of tax payments that occurred in the prior-year period.

Business Outlook

Toppoint continues to execute on its geographic and vertical expansion strategy. Building on its entry into Houston, Texas in 2025, the Company is actively growing its presence in the Gulf ports while continuing to deepen its customer relationships across the New Jersey and Pennsylvania core markets. Management has begun raising service prices in response to market conditions and expects continued strength in import and metal verticals through the balance of 2026.

Additionally, the Company has invested in AI-powered proprietary logistics software designed to optimize its operations within the export drayage vertical, providing a long-term competitive advantage in efficiency and customer service.

About Toppoint Holdings Inc.

Toppoint Holdings Inc. (NYSE American: TOPP) is a truckload services and solutions provider focused on the recycling export supply chain. The Company is a key player in the New Jersey and Pennsylvania regional trucking market for waste paper, scrap metal, and wooden logs, serving major ports in Newark, NJ and Philadelphia, PA. Toppoint also provides import transportation services and has recently expanded into markets including Houston, Texas. The Company is incorporated in Nevada and headquartered in North Wales, Pennsylvania.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the Company’s plans, expectations, and financial outlook. Actual results may differ materially from those anticipated due to factors including changes in market conditions, tariff and regulatory developments, port congestion, competitive dynamics, the Company’s ability to collect on outstanding loan receivables, liquidity constraints, and other risks described in the Company’s filings with the Securities and Exchange Commission. Toppoint undertakes no obligation to update or revise any forward-looking statements.

Investor Relations Contact

Toppoint Holdings Inc.

1250 Kenas Road, North Wales, PA 19454

Phone: 551-866-1320

Email: Investors@toppointtrucking.com

NYSE American: TOPP